Exhibit 1

British American Tobacco p.l.c. (“BAT” or the “Company”)

6 August 2026

BAT Announces Management Board Changes

Luciano Comin will step down from his role as Chief Marketing Officer and from the Management Board on 28 February 2027, concluding a distinguished 34-year career with the Group. When he leaves, Luciano will have been a member of the Management Board for eight years, including three as Chief Marketing Officer.

Pascale Meulemeester will succeed Luciano as Chief Marketing Officer. Pascale is currently Regional Director, Asia Pacific, Middle East and Africa (APMEA). Pascale will be appointed as Chief Marketing Officer Designate with effect from 1 January 2027 and will assume the role of Chief Marketing Officer on 1 March 2027, continuing as a member of the Management Board throughout.

Celina Li will join BAT with effect from 1 September 2026 as Regional Director Designate, APMEA, and will become Regional Director, APMEA and a member of the Management Board with effect from 1 January 2027.

Celina is currently Chief Commercial Officer and General Manager, International & Ingredients at Ocean Spray Cranberries, Inc., a global agricultural cooperative where she is a member of the Executive Leadership Team. Prior to joining Ocean Spray in 2021, Celina spent five years at The Coca-Cola Company where she held several senior roles, including Vice President and General Manager, Water and Vice President, Strategy. She previously held a number of roles at Anheuser-Busch InBev and The Procter & Gamble Company. She began her career with Bain & Company.

Commenting on the changes, Chief Executive, Tadeu Marroco, said:

“Luciano has made a significant contribution to BAT over the course of his lengthy career. Most recently Luciano has played a critical role in advancing BAT's transformation through strengthening our brand, innovation and consumer-focused capabilities. He leaves BAT with our sincerest gratitude and I wish him and his family all the very best for the future.”

“I look forward to working with Pascale as she succeeds Luciano as Chief Marketing Officer. Since joining BAT, Pascale has made a strong contribution to the Management Board. Through her leadership of the APMEA Region she has demonstrated deep expertise in building brands at scale, a strong understanding of evolving consumer trends and preferences and how these combine to deliver quality growth. These qualities, combined with her general management experience and people leadership strength, make her ideally suited to lead our marketing function as we continue to deliver our strategic transformation.”

"I am also delighted to welcome Celina to BAT. Celina brings international leadership experience and a proven track record of driving growth in consumer businesses. She has successfully led large-scale business transformations, delivered sustainable revenue growth and strengthened profitability across businesses in North America, Latin America, Europe and Asia-Pacific. Her strategic insight, commercial acumen and consumer focus will be key assets as we continue to strengthen our business across APMEA.”

ENDS

Enquiries

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About BAT

BAT is a leading global consumer goods company committed to accelerating the transition to a Smokeless World and reshaping its portfolio for long term sustainability. Its portfolio spans cigarettes and a rapidly growing range of smokeless alternatives including Velo Modern Oral nicotine pouches, Vuse vapour and glo Heated Products. In 2025, BAT generated £25.6bn in revenue.

The Company aims to reach 50 million adult consumers with its Smokeless Products by 2030 and for these products to deliver 50% of Group revenue by 2035. As of 30 June 2026, BAT’s Smokeless brands were used by 35.0 million adult consumers worldwide, many of whom have completely switched from – or have reduced their consumption of – cigarettes. Smokeless Products accounted for 19.8% of Group revenue.

Backed by Omni™, its evidence based manifesto for change, the Company continues to strengthen its scientific capabilities across systems toxicology, clinical and behavioural research, and post market studies.

Alongside transforming its portfolio, BAT is advancing efforts to reduce its environmental footprint and support positive social impact across its value chain. In 2025, the Company received a Triple A rating from CDP for its disclosures on Climate Change, Water Security and Forests.

References to “BAT”, “the Company”, “Group”, “we”, “us” and “our” when denoting opinion refer to British American Tobacco p.l.c. and when denoting business activities refer to British American Tobacco p.l.c. and its subsidiaries, collectively or individually as the case may be. Collective expressions used in connection with business activities are used for convenience only and do not imply any other relationship between what are separate and distinct legal entities. For more information, please visit www.bat.com and www.asmokelessworld.com.

Forward-looking statements

This release contains certain forward-looking statements, including "forward-looking" statements made within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "believe," "anticipate," "could," "may," "would," "should," "intend," "plan," "potential," "predict," "will," "expect," "estimate," "project," "positioned," "strategy," "outlook", "target", “being confident” and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the Group operates. In particular, these forward-looking statements include, among other statements, statements regarding our customer target ambitions for Smokeless Products by 2030, revenue targets for Smokeless Products by 2035 and our sustainability targets.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors. It is believed that the expectations reflected in this release are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. A review of the reasons why actual results and developments may differ materially from the expectations disclosed or implied within forward-looking statements can be found by referring to the information contained under the headings “Forward looking statements” and “Key Information—Risk Factors” in the 2025 Annual Report on Form 20-F of BAT.

Additional information concerning these and other factors can be found in BAT's filings with the U.S. Securities and Exchange Commission ("SEC"), including the 2025 Annual Report on Form 20-F and Current Reports on Form 6-K, which may be obtained free of charge at the SEC's website, http://www.sec.gov and BAT’s Annual Reports, which may be obtained free of charge from the BAT website www.bat.com.

Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this release and BAT undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.